EXHIBIT 99.1

NEWS	Contact: Jeremy Thigpen (713) 346-7301

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2012 EARNINGS

HOUSTON, TX, February 1, 2013 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for the fourth quarter ended December 31, 2012 it earned net income of $668 million, or $1.56 per fully diluted share. Earnings improved nine percent compared to the third quarter of 2012, and improved 16 percent compared to the fourth quarter of 2011. Excluding $51 million in pre-tax transaction charges and a net $69 million tax benefit related to certain U.S. foreign tax credits in the fourth quarter of 2012, net income was $638 million, or $1.49 per fully diluted share, down two percent from the third quarter of 2012, and up nine percent from the fourth quarter of 2011, excluding transaction charges from all periods. The net $69 million tax benefit resulted from a strategic reorganization of certain foreign operations to more fully integrate recently acquired business groups.

Revenues reported for the full year 2012 were $20.04 billion, and net income was $2.49 billion, or $5.83 per fully diluted share. Operating profit for the full year 2012 was $3.55 billion. Excluding $143 million in pre-tax transaction charges and a net $69 million tax benefit related to certain U.S. foreign tax credits in 2012, net income was $2.52 billion, or $5.91 per fully diluted share, and operating profit was $3.69 billion or 18.4 percent of sales, for the full year 2012. Earnings per share increased 24 percent from 2011, excluding transaction charges and unusual tax benefits from both periods.

Revenues for the fourth quarter increased seven percent sequentially to $5.69 billion. Operating profit for the fourth quarter, excluding transaction charges, was $954 million or 16.8 percent of sales, up one percent from the third quarter of 2012. Operating profit flow-through, or the change in operating profit divided by the change in revenue, was two percent from the third quarter of 2012 to the fourth quarter of 2012, and was seven percent from the fourth quarter of 2011 to the fourth quarter of 2012, excluding transaction charges from all periods.

Backlog for capital equipment orders for the Company’s Rig Technology segment at December 31, 2012 was a record at $11.86 billion, up two percent from the third quarter of 2012. New orders during the quarter were $2.42 billion, reflecting continued good demand for oilfield equipment.

Pete Miller, Chairman and CEO of National Oilwell Varco, remarked, “The fourth quarter marked a strong finish to a record-breaking year. For the year, the Company’s continued investments in technology, product and service line extensions, facilities and machines, and our people, enabled us to better support our customers and establish new benchmarks in revenues, net income and ending backlog. I would like to thank all of our dedicated employees for their hard work and outstanding execution this year.

As we enter 2013, we recognize that there are some near-term headwinds facing us in the North American land market. However, we are excited to be entering the year with strong financial resources, a solid backlog, a well-constructed and balanced business, and an experienced and capable group at NOV that remains committed to delivering the highest quality of products and services to our customers. We also enter the year with the firm belief that the oil and gas industry will continue to upgrade the world’s aging rig fleet, while simultaneously building out both a deepwater and a worldwide shale infrastructure that are still in the early stages of development, and we look forward to playing a leadership role in those efforts.”

Rig Technology

Fourth quarter revenues for the Rig Technology segment were $2.90 billion, an increase of 14 percent from the third quarter of 2012 and an increase of 25 percent from the fourth quarter of 2011. Operating profit for this segment was $648 million, or 22.4 percent of sales, an increase of six percent from the third quarter of 2012 and an increase of seven percent from the fourth quarter of 2011. Sequential operating profit flow-through was 11 percent. Year-over-year operating profit flow-through was eight percent. Revenue out of backlog for the segment increased 16 percent sequentially and increased 25 percent year-over-year, to $2.21 billion for the fourth quarter of 2012.

Petroleum Services & Supplies

Revenues for the fourth quarter of 2012 for the Petroleum Services & Supplies segment were $1.77 billion, up three percent compared to third quarter 2012 results and up 13 percent compared to fourth quarter 2011 results. Operating profit was $355 million, or 20.1 percent of sales, down seven percent from the third quarter of 2012 and an increase of 18 percent from the fourth quarter of 2011. Operating profit flow-through was 27 percent from the fourth quarter of 2011 to the fourth quarter of 2012.

Distribution & Transmission

Fourth quarter revenues for the Distribution & Transmission segment were $1.27 billion, down four percent from the third quarter of 2012, and up 126 percent from the fourth quarter of 2011 (due mostly to previously disclosed mergers completed in 2012). Fourth quarter operating profit was $78 million or 6.2 percent of sales. Operating profit flow-through was flat sequentially, and was five percent from the fourth quarter of 2011 to the fourth quarter of 2012.

The Company has scheduled a conference call for February 1, 2013, at 8:00 a.m. Central Time to discuss fourth quarter and 2012 results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1- 800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time, and ask for the “National Oilwell Varco Earnings Conference Call.”

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,319	$3,535
Receivables, net	4,320	3,291
Inventories, net	5,891	4,030
Costs in excess of billings	1,225	593
Deferred income taxes	349	336
Prepaid and other current assets	574	325

Total current assets	15,678	12,110

Property, plant and equipment, net	2,945	2,445
Deferred income taxes	413	267
Goodwill	7,172	6,151
Intangibles, net	4,743	4,073
Investment in unconsolidated affiliates	393	391
Other assets	140	78

	$31,484	$25,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,200	$901
Accrued liabilities	2,571	2,376
Billings in excess of costs	1,189	865
Current portion of long-term debt and short-term borrowings	1	351
Accrued income taxes	355	709
Deferred income taxes	333	214

Total current liabilities	5,649	5,416

Long-term debt	3,148	159
Deferred income taxes	1,997	1,852
Other liabilities	334	360

Total liabilities	11,128	7,787

Commitments and contingencies

Stockholders’ equity:
Common stock – par value $.01; 1 billion shares authorized; 426,928,322 and 423,900,601 shares issued and outstanding at December 31, 2012 and December 31, 2011	4	4
Additional paid-in capital	8,743	8,535
Accumulated other comprehensive income (loss)	107	(23)
Retained earnings	11,385	9,103

Total National Oilwell Varco stockholders’ equity	20,239	17,619
Noncontrolling interests	117	109

Total stockholders’ equity	20,356	17,728

	$31,484	$25,515

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Revenue:
Rig Technology	$2,896	$2,316	$2,547	$10,107	$7,788
Petroleum Services & Supplies	1,770	1,570	1,717	6,967	5,654
Distribution & Transmission	1,268	560	1,315	3,927	1,873
Eliminations	(249)	(187)	(260)	(960)	(657)

Total revenue	5,685	4,259	5,319	20,041	14,658

Gross profit	1,410	1,287	1,411	5,413	4,538

Gross profit %	24.8%	30.2%	26.5%	27.0%	31.0%

Selling, general, and administrative	456	427	465	1,725	1,560

Other costs	51	12	57	143	41

Operating profit	903	848	889	3,545	2,937

Interest and financial costs	(21)	(9)	(10)	(48)	(40)
Interest income	2	5	2	10	18
Equity income in unconsolidated affiliates	15	12	7	58	46
Other income (expense), net	(28)	(13)	(14)	(60)	(39)

Income before income taxes	871	843	874	3,505	2,922

Provision for income taxes	203	270	265	1,022	937

Net income	668	573	609	2,483	1,985

Net loss attributable to noncontrolling interests	—	(1)	(3)	(8)	(9)

Net income attributable to Company	$668	$574	$612	$2,491	$1,994

Net income attributable to Company per share:

Basic	$1.57	$1.36	$1.44	$5.86	$4.73

Diluted	$1.56	$1.35	$1.43	$5.83	$4.70

Weighted average shares outstanding:

Basic	426	422	425	425	422

Diluted	428	425	427	427	424

NATIONAL OILWELL VARCO, INC.

OPERATING PROFIT – AS ADJUSTED SUPPLEMENTAL SCHEDULE (Unaudited)

(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Revenue:
Rig Technology	$2,896	$2,316	$2,547	$10,107	$7,788
Petroleum Services & Supplies	1,770	1,570	1,717	6,967	5,654
Distribution & Transmission	1,268	560	1,315	3,927	1,873
Eliminations	(249)	(187)	(260)	(960)	(657)

Total revenue	$5,685	$4,259	$5,319	$20,041	$14,658

Operating profit:
Rig Technology	$648	$603	$610	$2,380	$2,070
Petroleum Services & Supplies	355	301	383	1,519	1,095
Distribution & Transmission	78	45	78	253	136
Unallocated expenses and eliminations	(127)	(89)	(125)	(464)	(323)

Total operating profit (before other costs)	$954	$860	$946	$3,688	$2,978

Operating profit %:
Rig Technology	22.4%	26.0%	23.9%	23.5%	26.6%
Petroleum Services & Supplies	20.1%	19.2%	22.3%	21.8%	19.4%
Distribution & Transmission	6.2%	8.0%	5.9%	6.4%	7.3%
Other unallocated	—	—	—	—	—

Total operating profit % (before other costs)	16.8%	20.2%	17.8%	18.4%	20.3%

NATIONAL OILWELL VARCO, INC.

AS ADJUSTED EBITDA RECONCILIATION EXCLUDING OTHER COSTS

(Unaudited)

(In millions)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2012	2011	2012	2012	2011
Reconciliation of EBITDA excluding other costs (Note 1):
GAAP net income attributable to Company	$668	$574	$612	$2,491	$1,994
Provision for income taxes	203	270	265	1,022	937
Interest expense	21	9	10	48	40
Depreciation and amortization	166	142	157	628	555

EBITDA	1,058	995	1,044	4,189	3,526
Other costs:
Transaction costs	51	12	57	143	24
Libya asset write-down	—	—	—	—	17

EBITDA excluding other costs (Note 1)	$1,109	$1,007	$1,101	$4,332	$3,567

Note 1: EBITDA excluding other costs means earnings before interest, taxes, depreciation, amortization, and other costs, and is a non-GAAP financial measurement. Management uses EBITDA excluding other costs because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc.
Jeremy Thigpen, (713) 346-7301
Jeremy.Thigpen@nov.com